UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2005 (October 27, 2005)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 – Entry into Material Definitive Agreements

(a) On November 1, 2005, Nationwide Financial Services, Inc. (NFS) issued a press release announcing that John Carter has been elected as Senior Vice President, Non-Affiliated Sales of NFS, Nationwide Life Insurance Company (NLIC) and Nationwide Life and Annuity Insurance Company (NLAIC), and President of NFS Distributors, Inc. (NFS Distributors), commencing November 28, 2005.

The following is a description of the material terms of Mr. Carter’s offer letter, which was accepted by Mr. Carter on October 27, 2005:

Pursuant to the offer letter, Mr. Carter will receive a base salary of $300,000 per year, and he will be eligible for an annual incentive bonus with a target amount equal to 100% of his base salary and a maximum award opportunity of 150% of his base salary. The payout is determined primarily on non-affiliated sales results. His annual incentive bonus for 2006 (payable in 2007) is guaranteed at not less than $300,000.

Mr. Carter will receive a long-term incentive award opportunity with a total target opportunity of $300,000 as follows: (i) non-qualified stock options for NFS Class A Common Stock valued at $150,000, which options will vest one-third on each of the first three anniversary dates of the grant and have a ten-year term and (ii) a Nationwide Value Added annual target award of $150,000 for 2006. One-third of the actual award earned will be paid in March 2007 if NFS and certain of its affiliates satisfy pre-established economic value creation targets. The remaining two-thirds of the actual award earned will be carried forward. The long-term incentive award opportunity is subject to approval by the NFS Board of Directors.

In addition, Mr. Carter received a sign-on incentive of $250,000, of which $125,000 is payable within thirty (30) days of his start date with the remaining $125,000 payable on March 15, 2006 if he is employed in good standing on that date. Further, Mr. Carter will receive on his date of hire (i) shares of NFS restricted stock worth $234,000, vesting one-third per year and (ii) non-qualified stock options for NFS Class A Common Stock valued at $50,000, which options will vest in thirds each year and have a ten-year term.

In the event that Mr. Carter is terminated from employment for reasons other than gross misconduct, fraud, ethical or criminal violations or violations of corporate policy, he will receive a severance benefit equal to one year of base salary and full year participation in the short term incentive program during the year of termination.

(b) On October 28, 2005, NFS received acceptance of its offer to Timothy G. Frommeyer for employment as Senior Vice President – Chief Financial Officer of NFS, NLIC and NLAIC, commencing on November 1, 2005. The following is a summary of the material terms of Mr. Frommeyer’s employment:

Mr. Frommeyer will receive a base salary of $290,000 per year, and he will be eligible for an annual incentive bonus with a target amount equal to 65% of his base salary. The payout is determined primarily on business unit and individual performance.

Mr. Frommeyer will receive a long-term incentive award opportunity with a total target opportunity of $371,450 as follows: (i) non-qualified stock options for NFS Class A Common Stock valued at $185,725, which options will vest one-third on each of the first three anniversary dates of the grant and have a ten-year term and (ii) a Nationwide Value Added annual target award of $185,725 for 2006. One-third of the actual award earned will be paid in March 2007 if NFS and certain of its affiliates satisfy pre-established economic value creation targets. The remaining two-thirds of the actual award earned will be carried forward. The long-term incentive award opportunity is subject to approval by the NFS Board of Directors.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The November 1, 2005 press release also announced the election by the Board of Directors of each of NFS, NLIC and NLAIC of Timothy G. Frommeyer as Senior Vice President – Chief Financial Officer of NFS, NLIC and NLAIC effective November 1, 2005. Mr. Frommeyer succeeds M. Eileen Kennedy, who has been appointed global chief financial officer of Gartmore Group, a subsidiary of NFS’ parent corporation, Nationwide Mutual Insurance Company effective November 1, 2005.

Frommeyer, 41, served as Vice President – Chief Actuary of NFS from May 2004 through November 1, 2005. He served as Vice President and Chief Financial Officer of Nationwide Retirement Solutions, an indirect subsidiary of NFS, from November 2001 through April 2004. From June 1997 to October 2001, Mr. Frommeyer served as Officer – Public Sector Product Management and Actuarial of NFS.

A description of the material terms of Mr. Frommeyer’s employment is included in Item 1.01 above and is incorporated herein by reference.

ITEM 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 99.1	Press release dated November 1, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC.
(Registrant)

Date: November 1, 2005	/s/ Mark R. Thresher
Mark R. Thresher
President and Chief Operating Officer